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                                                            Exhibit 10-l









                             ADC TELECOMMUNICATIONS
                        KENTROX MANAGEMENT INCENTIVE PLAN
                                FISCAL YEAR 1993



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                             ADC TELECOMMUNICATIONS
                        KENTROX MANAGEMENT INCENTIVE PLAN
                                FISCAL YEAR 1993




I.    PLAN NAME AND EFFECTIVE DATE

The name of this Plan is the ADC Telecommunications, Inc. ("Company"), Kentrox Management Incentive Plan - Fiscal Year ("FY") 1993, effective November 1, 1992 through October 31, 1993.

II.   PURPOSE

The purpose of the Plan is to provide, with full regard to the protection of shareholder's investments, a direct financial incentive for eligible full-time management employees to strive continually to perform an effective leadership role and make a significant contribution to the Company's established goals.


III.  ADMINISTRATION

This Plan will be administered by a Management Incentive Plan Committee ("Committee") appointed and authorized by the Company's Board of Directors. Subject to the complete and full discretion of the Board of Directors, the Committee is authorized to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply, and make any exceptions to the terms of the Plan.


IV.   ELIGIBILITY

The Committee will establish rules of eligibility for participation in the Plan and determine eligibility in accordance with those rules. Participation will be effective as of the date approved by the Committee and will be communicated to the participant by an incentive opportunity statement ("Participant Form") specifying the target incentive level for the position held by the participant. No part-time employee will be eligible for the Plan, and no employee will become a participant in the Plan after May 1, 1993.

V.    TIME OF PAYMENT

Payments which become due under this Plan will be made as soon as administratively feasible following the close of the Company's fiscal year.

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VI.   PLAN GOALS

The Plan reinforces the annual financial goals which support ADC's long-term strategic plans. The FY 1993 goal categories and weights are as follows:


   Corporate Operating Income                      20%

   Kentrox Revenue                                 30%

   Kentrox Operating Income                        30%

   Microcell Revenue                               20%

TOTAL                                             100%


VII.  COMPANY PERFORMANCE MINIMUM PAYOUT REQUIREMENTS

The following minimum Company performance goals must be met to assure protection of shareholder interest before an incentive payout can be generated.

A. Incentive payments will be made only if net profits are in excess of a threshold rate of return on stockholders' equity. This rate has been established at 10%, after tax, based on stockholders' equity at the beginning of the fiscal year.

B. Participants must meet the threshold of the Kentrox revenue OR the Kentrox operating income OR the corporate operating income goal.


VIII. CALCULATION OF PAYMENTS

A. DETERMINATION OF ACHIEVEMENT AGAINST GOALS AND OBLIGATION TO MAKE PAYMENTS. The obligation to make payments under the Plan will be determined by achievement of Corporate and Business Unit goals determined by the Board of Directors.

B.    CALCULATION OF INDIVIDUAL PAYMENTS UNDER THIS PLAN IS A FUNCTION OF:

1. Target incentive opportunity - expressed as a percentage of an individual's FY 1993 earnings. The target % for each participant is designated on the "Participant Form".

2.    Participant's 1993 fiscal year base salary earnings

3.    Corporate and Kentrox performance against the established goals

4. Individual performance may or may not be used to adjust incentive awards. An individual award can be factored plus or minus 50% in increments of 1% to account for individual performance.

C.    HOW INDIVIDUAL AWARDS ARE DETERMINED IS SHOWN BY THE FOLLOWING EXAMPLE:

Assume we have a Plan participant with the following facts:

Grade:                                  38
Target Payout:                          11% of base salary earnings
Base Salary Earnings:                   50,0000

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

                                        Weight              Achievement
                                        ------              -----------
Corporate Operating Income:             20%                    90%
Kentrox Revenue:                        30%                   100%
Kentrox Operating Income:               30%                   100%
Microcell Revenue                       20%                    90%


Calculation of Payment:
[$50,000 x 11% Target x 20% corporate operating income weight x 90%
achievement) +
($50,000 x 11% Target x 30% Kentrox revenue weight x 100% achievement) + ($50,000 x 11% Target x 30% Kentrox operating income weight x 100% achievement) +
($50,000 x 11% Target x 20% Microcell Revenue weight x 90% achievement)] =
                                        $5,280.00


D. LIMITATION OF RIGHT PRIOR TO RECEIPT OF PAYMENT. No participant entitled to receive payment under the calculation determined by this Section VII and VIII will have any right to pledge, assign, or otherwise dispose of any unpaid portion of such payment.

IX.   EFFECT OF CHANGE IN EMPLOYMENT STATUS


A. VOLUNTARY RESIGNATION. A participant who voluntarily resigns full-time employment prior to the end of the Fiscal year will relinquish all right to any payment under the Plan.

B. CHANGE BASED UPON UNSATISFACTORY JOB PERFORMANCE. A participant who is involuntarily terminated or transferred to a non-eligible position for reasons of unsatisfactory job performance will relinquish all right to any payment under this plan.

C. CHANGE BASED UPON JOB ELIMINATION. Subject to the approval of the Committee, a participant who is involuntarily terminated or transferred to a non-eligible position because of a job elimination may retain the right to a pro-rata payment based upon the time served in the eligible position during the fiscal year.

D. CHANGE BASED UPON A PROMOTION / DEMOTION A current participant who is promoted or demoted from an incentive eligible position to another incentive eligible position during the fiscal year will have a pro rata calculation of payment based upon the time served in each position during FY 93.

E. CHANGE BASED UPON TRANSFER BETWEEN ADC MINNESOTA AND KENTROX. A current participant who transfers between Corporate and Business Unit or between different Business Units with different goals during FY 93 will have a pro rata calculation based on the goals and length of time spent in the respective participant categories.


X.    AMENDMENT OR TERMINATION OF PLAN

The Board of Directors reserves and retains the right to modify, rescind or terminate this plan in whole or in part, at its sole discretion, and nothing in this Plan limits this right in any way or creates any rights in any employee of future participation in this Plan or any other plan, or constitutes any guarantee of compensation or employment with ADC. Further, neither the Board of Directors nor the Company has any obligation under this Plan or otherwise to adopt this or any other plan in any future fiscal year.